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Lincoln National Convertible Securities Fund, Inc.
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FOR IMMEDIATE RELEASE
Contact: Tom Gariepy, Delaware Investments
             (215) 255-1495

Lincoln National Convertible Securities Fund, Inc.

Reschedules Its 2002 Annual Meeting of Shareholders

PHILADELPHIA, PA, June 5, 2002 - The Board of Directors of Lincoln National Convertible Securities Fund, Inc. (NYSE Symbol: LNV) has announced that the Fund's Annual Meeting of Shareholders has been rescheduled for August 15, 2002 at 10:00 a.m. (Philadelphia time). The rescheduled Annual Meeting will be held at the offices of Delaware Investments, Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania 19103.

The Board rescheduled the Annual Meeting in response to the actions of professional dissident Phillip Goldstein, who this week filed proxy materials challenging Fund management's slate of nominees for election to the Board. Rescheduling the Annual Meeting will permit the Fund adequate time to prepare and distribute proxy materials in opposition to Mr. Goldstein's solicitation and give Fund shareholders sufficient time to cast an informed vote.

Lincoln National Convertible Securities Fund, Inc. is a closed-end, diversified investment management company managed by Delaware Management Company, a series of Delaware Management Business Trust. Delaware Management Business Trust is a wholly-owned subsidiary of Lincoln National Corporation.

The Fund's primary objective is to provide a high level of total return through a combination of capital appreciation and current income. Net assets under management were approximately $87 million as of June 4, 2002.